KPMG Peat Marwick LLP




                 Independent Auditors' Consent




The Board of Directors
Natural Alternatives International, Inc.

We consent to incorporation by reference in the registration statement on Form S-8 of Natural Alternatives International, Inc. of our report dated September 5, 1995, relating to the consolidated balance sheets of Natural Alternatives International, Inc. and subsidiaries as of June 30, 1995 and 1994, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1995, and related schedule, which report appears in the June 30, 1995 annual report on Form 10-K of Natural Alternatives International, Inc.



/s:   KPMG Peat Marwick LLP



San Diego, California
February 2, 1996